Exhibit 99.2

CONSENT OF SVB LEERINK LLC

We hereby consent to the use of our opinion letter dated May 23, 2021 to the Board of Directors of Xeris Pharmaceuticals, Inc., included as Annex E to the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Xeris Pharmaceuticals, Inc., to be filed on the date hereof, and to the references to such opinion in such joint proxy statement/prospectus under the captions: “Summary – Opinion of Xeris’ Financial Advisor,” “The Transaction – Background of the Transaction,” “The Transaction – Recommendation of the Independent Xeris Directors and Xeris’ Reasons for the Transaction” and “The Transaction – Opinion of Xeris’ Financial Advisor. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

/s/ SVB Leerink LLC
SVB LEERINK LLC

New York, New York July 28, 2021